Exhibit 10.3

Rules of the Ikanos Communications, Inc.
Amended and Restated 2004 Equity Incentive Plan
For the Grant of Restricted Stock Units to Employees in France

1.   Introduction.

The Board of Directors (the “Board”) of Ikanos Communications, Inc. (the “Company”) has established the Ikanos Communications, Inc. Amended and Restated 2004 Equity Incentive Plan (the “U.S. Plan”) to attract and retain the best available personnel for positions of substantial responsibility, to promote the success of the Company’s business and to provide additional incentive to employees, directors and consultants, including employees of its French affiliate(s) (a “French Entity”), of which the Company holds directly or indirectly at least 10% of the share capital.

Section 4(b) of the U.S. Plan specifically authorizes a committee designated by the Board (“the Committee”), or the Board itself, to administer the U.S. Plan (the “Administrator”) and to prescribe, amend and rescind rules and regulations relating to the U.S. Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws (including qualifying for preferred tax treatment under applicable foreign tax laws) (including restricted stock units granted in France).

The Administrator has determined that it is advisable to establish a sub-plan for the purpose of permitting restricted stock units granted to employees of a French Entity to qualify for the favorable tax and social security treatment available for such grants in France. The Administrator, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting restricted stock units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended (“French-qualified Restricted Stock Units”), to qualifying employees who are resident in France for French tax purposes and/or subject to the French social security regime (the “Grantees”).

The terms of the U.S. Plan applicable to restricted stock units, as set out in Appendix 1 hereto, shall, subject to the following rules, constitute the Rules of the Ikanos Communications, Inc. Amended and Restated 2004 Equity Incentive Plan for the Grant of Restricted Stock Units to Employees in France (the “French RSU Plan”).

Under the French RSU Plan, the qualifying employees will be granted Restricted Stock Units only as defined in Section 2 hereunder. The provisions of Sections 6, 7, 9, 10 and 11 of the U.S. Plan permitting the grant of stock options, restricted stock, stock appreciation rights, performance units, performance shares and deferred stock units are not applicable to grants made under this French RSU Plan. The grant of Restricted Stock Units is authorized under Section 8 of the U.S. Plan.

2.   Definitions.   Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a)    The term “Restricted Stock Units”shall mean a promise by the Company to issue to a Grantee at a future date, at no consideration, one Share for each unit granted to a Grantee, and for which any dividend and voting rights are attached only upon the issuance of the Shares at the time of vesting of the Restricted Stock Units.

(b)    The term “Grant Date”shall be the date on which the Administrator both (1) designates the Grantee, and (2) specifies the terms and conditions of the Restricted Stock Units, including the number of Shares to be issued at a future date, the conditions for the vesting of the Restricted Stock Units, the conditions for the issuance of the Shares underlying the Restricted Stock Units by the Company, if any, and the conditions for the transferability of the Shares once issued, if any. To be eligible for the French favorable tax and social security treatment and to the extent applicable, in no event shall the Grant Date be during a Closed Period. At the date of the adoption of this French RSU Plan, Closed Periods do not apply at grant.

(c)    The term “Vesting Date”shall mean the date on which the Grantee is entitled to receive the Shares underlying the Restricted Stock Units, as specified by the Administrator. To qualify for the French favorable tax and social security treatment, such Vesting Date shall not occur before the second anniversary of the Grant Date, as required under Section L. 225-197-1 of the French Commercial Code, or the French Tax Code and in the French Social Security Code, as amended.

(d)    As of the date of adoption of this French RSU Plan, the term “Closed Period”is defined in Section L. 225-197-1 of the French Commercial Code, as amended, as:

(i)     Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)    Any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the shares, until ten quotation days after the day such information is disclosed to the public.

If the French Commercial Code is amended after adoption of this French RSU Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Restricted Stock Units granted under this French RSU Plan, to the extent required under French law.

3.   Entitlement to Participate.

(a)    Any Employee who, on the Grant Date of the Restricted Stock Units, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”) or who is a corporate officer of a French Entity, shall be eligible to receive, at the discretion of the Administrator, Restricted Stock Units under this French RSU Plan, provided that he or she also satisfies the eligibility requirements set forth in the U.S. Plan.

(b)    French-qualified Restricted Stock Units may not be issued to a corporate executive of a French Entity, other than the managing directors (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate executive is an employee of a French Entity, as defined by French law.

(c)    French-qualified Restricted Stock Units may not be issued under this French RSU Plan to employees owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate officers of a French Entity.

4.   Conditions of the Restricted Stock Units.

(a)    Vesting of Restricted Stock Units.

The first Vesting Date of French-qualified Restricted Stock Units shall not occur prior to the expiration of a two-year period as calculated from the Grant Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended or under the French Tax Code and the French Social Security Code, as amended. However, notwithstanding the above, in the event of the death of a Grantee, all of his or her outstanding Restricted Stock Units shall vest and the Shares underlying the Restricted Stock Units shall be issued if the heirs make a timely request as set forth in Section 8 of this French RSU Plan.

(b)    Holding of Shares.

The sale or transfer of Shares issued pursuant to the French-qualified Restricted Stock Units may not occur prior to the second anniversary of the Vesting Date, or such other period as is required to comply with the minimum mandatory holding period applicable to Frenchqualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, even if the Grantee is no longer an employee or corporate officer of a French Entity. In addition, the Shares may not be sold or transferred during a Closed Period, so long as those Closed Periods are applicable to Shares underlying French-qualified Restricted Stock Units.

(c)    Grantee’s Account.

The Shares underlying the Restricted Stock Units shall be recorded in an account in the name of the Grantee with the Company or a broker or in such manner as the Company may determine in order to ensure compliance with Applicable Law.

5.   Non-transferability of Restricted Stock Units.   Except in the case of death, Restricted Stock Units may not be transferred to any third party.

6.   Adjustments and Change in Control.   In the event of a corporate transaction or Change in Control as set forth in Section 15 of the U.S. Plan, adjustments to the terms and conditions of the French-qualified Restricted Stock Units or underlying Shares may be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, should the Administrator, at its discretion, decide to make adjustments in a manner that is not a recognized adjustment under French law, then the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units and the favorable tax and social security treatment of the grants may be lost.

7.   Disqualification of Restricted Stock Units.   In the event changes are made to the terms and conditions of the Restricted Stock Units due to any requirements under Applicable Laws, or by decision of the Company’s shareholders or the Administrator, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units and the favorable tax and social security treatment of the grants may be lost. If the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units, the Administrator may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or to the sale of the Shares underlying the Restricted Stock Units which have been imposed under this French RSU Plan, in the applicable Award Agreement delivered to the Grantee in order to achieve the favorable tax and social security treatment for Frenchqualified Restricted Stock Units.

8.   Death.   In the event of the death of a Grantee, the Restricted Stock Units held by the Grantee at the time of death become transferable to the Grantee’s heirs. The Company shall issue the underlying Shares of the Restricted Stock Units to the Grantee’s heirs, at their request, provided the heirs contact the Company within six months following the death of the Grantee, as provided for in the Award Agreement. After the expiration of the six-month period as from the Grantee’s death, any unrequested Restricted Stock Units or Shares issuable with respect thereto will be forfeited. Notwithstanding the foregoing, the Grantee’s heirs must comply with the restriction on the sale of Shares set forth in Section 4(b) above, to the extent and as long as applicable under French law.

9.   Interpretation.   It is intended that Restricted Stock Units granted under this French RSU Plan shall qualify for the favorable tax and social security treatment applicable to Restricted Stock Units granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of this French RSU Plan shall be interpreted accordingly and in accordance with the relevant Guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations, if applicable.

10.   Employment Rights.   The adoption of this French RSU Plan shall not confer upon the Grantees, or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

11.   Adoption.   The French RSU Plan was adopted by the Administrator on July 5, 2006.

Appendix 1

[insert copy of the U.S. Plan]